As filed with the Securities and Exchange Commission on May 27, 2020
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

Exelon Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2990190
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10 South Dearborn Street P.O. Box 805379 Chicago, Illinois	60680-5379
(Address of Principal Executive Offices)	(Zip Code)

Exelon Corporation 2020 Long-Term Incentive Plan
(Full title of the plan)

Joseph Nigro
Senior Executive Vice President and Chief Financial Officer
Exelon Corporation
10 South Dearborn Street, P.O. Box 805379
Chicago, Illinois 60680-5379
(800) 483-3220
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Exelon Corporation, Common Stock, no par value	21,900,000(1)	$36.78(2)	$805,482,000(2)	$104,551.56(2)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock that may become issuable under the Exelon Corporation 2020 Long-Term Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock reported on The Nasdaq Stock Market LLC on May 21, 2020.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference
The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Exelon Corporation (“Exelon” or the “Company”) are incorporated herein by reference:
(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2019;
(b)All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between December 31, 2019 and the date of the filing of this Registration Statement (in each case, to the extent the information therein has been filed and not “furnished”); and
(c)The description of the Company’s common stock, no par value (the “Common Stock”), contained in the Company’s registration statement on Form 8-A filed with the Commission on October 11, 2000, and including any subsequent amendment or report filed for the purpose of updating such descriptions.
All documents subsequently filed (but not “furnished”) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of such actions.
Section 1746 of the PBCL provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D.
Exelon’s Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any claim, action , suit or proceeding by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, will be indemnified and held harmless by the Company to the fullest extent permitted or required by the PBCL as currently in effect (or, to the extent indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) in connection with any proceeding. Exelon’s Bylaws also provide that the right to indemnification includes the right to be paid by Exelon the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending the proceedings specified above in advance of their final disposition, except that, if the PBCL requires, the advancement of expenses incurred by such person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) will be made only upon delivery to the Company by the director or officer of an undertaking to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under such provision or otherwise. Exelon’s Bylaws further provide that the Company may, by action of its board of directors, provide indemnification and advancement of expenses to its employees and agents with the same scope and effect as the foregoing indemnification and advancement of expenses of directors and officers.
Exelon’s Bylaws provide that the right to indemnification and to the advancement of expenses conferred thereunder will not be exclusive of any other right which any person may have or hereafter acquire under any statute, Exelon’s Articles of Incorporation, Exelon’s Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
As permitted by PBCL Section 1713, Exelon’s Bylaws provide that directors generally will not be liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expenses of any nature, including, without limitation, attorneys’ fees and disbursements) for any action taken or any failure to take any action, unless they breach or fail to perform the duties of his or her office under Subchapter B of Chapter 17 of the PBCL, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. Exelon has entered into indemnification agreements with each of its directors. Exelon also currently maintains liability insurance for its directors and officers. In addition, the directors, officers and employees of Exelon are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and Exelon is insured to the extent that it is required or permitted by law to indemnify the directors, officers and employees for such loss. The premiums for such insurance are paid by Exelon.

Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Articles of Incorporation of Exelon Corporation, as amended July 24, 2018 (Attached as Exhibit 3.1 to Form 8-K, filed with the Commission on July 27, 2018 and incorporated herein by reference).

4.2
Exelon Corporation Amended and Restated Bylaws, as amended September 25, 2019 (Attached as Exhibit 3.1 to Form 8-K, filed with the Commission on September 13, 2019 and incorporated herein by reference).

4.3
Exelon Corporation 2020 Long-Term Incentive Plan (Attached as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 18, 2020 and incorporated herein by reference).

*5.1	Opinion of Ballard Spahr LLP.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Ballard Spahr LLP (contained in its opinion filed as Exhibit 5.1).

*24.1	Power of Attorney.

*	Filed herewith.

Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 27th day of May, 2020.

EXELON CORPORATION

By:	/s/ Joseph Nigro
Joseph Nigro
Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
D
/s/ Christopher M. Crane	President, Chief Executive Officer (Principal Executive Officer) and Director	May 27, 2020
Christopher M. Crane

/s/ Joseph Nigro	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 27, 2020
Joseph Nigro

/s/ Fabian E. Souza	Senior Vice President and Corporate Controller (Principal Accounting Officer)	May 27, 2020
Fabian E. Souza

*	Director and Chairman	May 27, 2020
Mayo A. Shattuck III

*	Director	May 27, 2020
Anthony K. Anderson

*	Director	May 27, 2020
Ann C. Berzin

*	Director	May 27, 2020
Laurie Brlas

*	Director	May 27, 2020
Yves C. de Balmann

*	Director	May 27, 2020
Nicholas DeBenedictis

*	Director	May 27, 2020
Linda P. Jojo

*	Director	May 27, 2020
Paul L. Joskow

*	Director	May 27, 2020
Robert J. Lawless

*	Director	May 27, 2020
John M. Richardson

*	Director	May 27, 2020
John F. Young

By:	/s/ Christopher M. Crane
Christopher M. Crane
As Attorney-in-Fact for the individuals noted above with an asterisk